Exhibit 99.1

January 27, 2011

Wayne Doss
Innocent Inc.

2000 NE 22nd Street

Wilton Manor, FL 33305

Via Email: dosswa@yahoo.com

Re: Letter of Intent to enter a Joint Venture Agreement governing exploration and development of mineral rights to A&P Patented Claims and Pony Project

Dear Mr. Doss,

This letter of intent ("LOI") constitutes an expression of the intent of Steele Resources, Inc. ("SRI") to enter into a Joint Venture Agreement with Innocent Inc. ("INI") which will govern the exploration and operations of mineral rights within the A&P Patented Claims and the Pony exploration projects jointly referred to as the Mineral Hill Project ("Mineral Hill Project"). These property rights are described in Exhibits A, B, C, & D attached to this LOI.

Upon execution of this LOI, INI shall provide initial Mineral Hill Project funding to SRI in the form of two initial deposits. The initial deposit of $300,000 will be completed on or before January 27, 2011 and the second deposit of $200,000 will be completed on or before February 10, 2011.

SRI and INI shall have 30 days from the execution of this LOI to draft formal JV agreements. INI agrees to fund the JV with up to $5,000,000 in operating funds over a one year period beginning with the execution of the JV agreements. The parties may jointly extend this period, but must be mutually agreed. SRI agrees to fund the JV with its matched $5,000,000 in operating funds no later than one year following the first $1,000,000 funded by INI. SRI and INI agree to negotiate in good faith toward the preparation and execution of written agreements to carry out the contemplated transactions.

The JV formed will be created to govern the operations of the various sites within the Mineral Hill Project wherein the parties to this agreement will initially share joint ownership of the JV, based upon the assumption, each party fulfills its terms and responsibilities of the intent of the LOI and the final agreement. INI shall contribute up to $5,000,000 in operating capital within the terms of the final agreement. In the event these funds are not provided as agreed, INI will forfeit 10% of its ownership for each one million dollars $1,000,000 not provided. This ownership will be transferred to the party that provides said delinquent funds. The forfeiting party will have no rights to reject the party that provides the funds if other than SRI. SRI shall contribute both management and mining operations expertise and commitment to match up to $5,000,000 in funding once INI has contributed its initial investment of $1,000,000. In the event these funds are not provided as agreed, SRI will forfeit 10% of its ownership for each one million dollars $1,000,000 not provided. This ownership will be transferred to the party that provided said delinquent funds The forfeiting party will have no rights to reject the party that provides the Funds if other than INI.  SRI and INI shall be entitled to their pro-rata share of the net proceeds from the JV based upon the final funding provided by each party. In the event the parties determine that less funding is required, each parties funding requirement will be equally reduced, and said parties will retain the earned 50% JV ownership.

During the negotiations period, both SRI and INI recognize they will receive confidential or proprietary information and agree to maintain the confidentiality of such information. This confidentiality agreement shall be binding on SRI and INI regardless of whether any further documents in regard to these transactions are executed for a period of two years.

Both SRI and INI recognize that unless and until final agreements are approved and executed by both SRI and INI, this LOI shall not legally bind SRI and INI into the JV. However, both SRI and INI shall be legally obligated to negotiate in good faith and honor the specific terms of this LOI.  If INI or SRI shall deem the other party to have failed their internal due diligence requirements, then either party may terminate this LOI by issuing a formal letter of termination.

If the LOI is terminated by INI, after the initial deposits totaling $500,000 are made, but before a JV agreement can be established, both parties agree that the deposits would be refundable within 90 days, and INI shall hold its 50% ownership until the initial deposits are refunded. The refund shall constitute the only requirement for the immediate return of the entire 50% ownership of INI. INI certifies that it will return its proof of ownership upon receipt of funds without delay or further consideration.  If the LOI is terminated by either party following the execution of the JV agreement, the terms of the agreement would establish all avenues for recourse. Regardless of which party terminates the agreement, the above stated confidentiality agreement shall survive this LOI.

Signing this letter shall reflect SRI’s and INI’s intention to proceed in good faith towards consummation of the stated transactions.

Sincerely,

/s/ Scott Dockter

Scott Dockter
President/CEO

Steele Resources, Inc.

Agreed to by:

/s/ Wayne A Doss

Wayne Doss
President/CEO

Innocent, Inc.

About Innocent Inc.

Innocent Inc. (INCT:OTCBB) is an emerging mining company focused on rapid growth. Innocent specializes in acquiring high-quality in-production and near-term production properties that are performing significantly below their projected capacity. Through improvements in processing techniques and strategic investments in mechanization, we seek to rapidly increase production levels and generate predictable, sustainable value. Our current focus is on southern Ecuador supported by a strong pipeline of acquisitions in various stages of review.

Safe Harbor

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Innocent Inc. with members of its management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

CONTACT:

Innocent Inc
Wayne Doss, 828-489-9409
or
Investor Relations:
OTC Connections Inc., 1-800-723-5030
contact@otcconnections.com